page F-7

                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS
                        TSI INCORPORATED AND SUBSIDIARIES

                                                        Year Ended March 31
                                                 1999           1998           1997
                                                 ----           ----           ----
BASIC
Weighted average common
  shares outstanding                          11,317,117     11,598,580     11,279,447
                                             -----------    -----------    -----------
Net earnings                                 $ 7,781,578    $ 6,825,978    $ 7,213,248
                                             -----------    -----------    -----------
Basic earnings per common share              $       .69    $       .59    $       .64
                                             ===========    ===========    ===========


DILUTED
Weighted average common
  shares outstanding                          11,317,117     11,598,580     11,279,447
                                             -----------    -----------    -----------
Dilutive effect of employee stock options
  and purchase awards--based on the
  treasury stock method                          164,956        271,350        429,086
                                             -----------    -----------    -----------
Weighted average common shares
  outstanding and dilutive shares             11,482,073     11,869,930     11,708,533
                                             -----------    -----------    -----------

Net earnings                                 $ 7,781,578    $ 6,825,978    $ 7,213,248
                                             -----------    -----------    -----------

Diluted earnings per common share            $       .68    $       .58    $       .62
                                             ===========    ===========    ===========